Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Stock Dividend Fund, Inc.

We consent to the use in this Registration Statement on Form N-1A of our report dated February 17, 2022, with respect to the financial statements and financial highlights of Stock Dividend Fund, Inc. which is included in such Post-Effective Registration Statement Amendment No 28., and to the use of our name and the statement with respect to us, as appearing in Part B to the Registration Statement under the heading “Other Service Providers” in the Statement of Additional Information.

/s/ Turner, Stone & Company, LLP

Dallas, Texas

February 17, 2022